Exhibit 10.44

                  PRIMARY CARE LIMITED PARTICIPATION AGREEMENT

1. This PARTICIPATION AGREEMENT is entered into on _____, 1996 by DOCTORS HEALTH SYSTEM, INC. ("DHS") and the
     PHYSICIAN whose name appears below.
2. Physician warrants to DHS that he/she is an actively practicing primary care physician who intends to enter into a cooperative relationship with other DHS affiliated physicians to manage care provided to DHS HMO Members.
3. Physician agrees to provide to eligible persons who elect to enroll in an HMO managed care product offered by any Payor who has contracted with DHS (the "DHS HMO PLANS") those primary care services customarily provided by primary care physicians to eligible patients, as may be required by the DHS HMO Plans. These patients are referred to in this Agreement as the "DHS HMO MEMBERS".
4. DHS will credential Physician. Physician agrees to cooperate with the DHS credentialing and review process, all at no cost to Physician.
5. Physician agrees to participate in the managed care agreements that DHS enters into with DHS HMO Plans. Physician agrees to accept a reasonable number of DHS HMO Members under the DHS HMO Plans.
6. Physician agrees to abide by and comply with the relevant provisions of the agreements between DHS and the DHS HMO Plans. DHS will provide summaries of all relevant provisions that may apply to Physician.
7. Physician agrees to work cooperatively and in good faith with DHS and with the other DHS affiliated physicians providing services to the DHS HMO Members. To this end, Physician will use all reasonable efforts to:
     (bullet) Prepare and maintain customary medical records for services provided to DHS HMO Members and provide DHS with access to such records without charge. DHS agrees that all patient records will be treated as confidential and will comply with laws and regulations related to confidentiality and all ethical standards for physicians regarding the confidentiality of patient records.
     (bullet) Comply with and accept payment conditions of this Agreement. (bullet) Comply with managed care medical standards adopted by DHS affiliated physicians as part of arrangements with the DHS HMO Plans.
     (bullet) Cooperate with DHS' efforts to contact eligible patients in Physician's practice, including providing mailing lists and use of Physician's name in correspondence.
     (bullet) Sign and submit in a timely manner authorizations, consents, encounter data and other forms adopted by DHS.
     (bullet) Comply with DHS policies and guidelines which DHS provides to physician.
8. Physician will participate in all utilization review, quality assurance and credentialing programs operated by DHS to assure or improve the quality and effective utilization of health care services to the DHS HMO Members ("QA/UR PROGRAMS"). Physician agrees not to hold DHS and other participants in the QA/UR Programs responsible for any reasonable recommendations made or actions taken in good faith with respect to Physician. Physician will participate in all programs developed by DHS that are designed to resolve DHS HMO Member grievances.
9. Physician agrees not to bill DHS HMO Members unless the service provided was not a covered service under the DHS HMO Plan and the DHS HMO Member was given prior written notice that the services would not be covered. However, Physician may charge, bill, collect and keep from DHS HMO Members any copayments or coinsurance. Except for copayments or coinsurance, Physician agrees that, whether or not there is any unresolved dispute for payment, under no circumstances, including but not limited to nonpayment by DHS or DHS insolvency, will Physician make any claims, other than for copayments or coinsurance, against any DHS HMO Member for covered services.
10. Physician agrees not to differentiate or discriminate in the treatment of patients as to the quality of services delivered to DHS HMO Members because of race, sex, age, religion, place of residence, health status or source of payment, and to observe, protect and promote the rights of DHS HMO Members as patients.
11. Physician will make arrangements for twenty-four hours, seven days a week coverage to DHS HMO Members through other primary care physicians who participate in the DHS provider network.
12. Physician agrees to respond within three days of receipt to any written inquiry from DHS about services provided to DHS HMO Members or any other matters relating to this Agreement, subject to all laws regarding the confidentiality of medical records,.
13. DHS will provide to Physician a list of other physicians and other health care providers who provide medical services in the DHS provider network. Other than in cases of a bona-fide medical emergency, Physician agrees to utilize the DHS provider network when arranging for additional medical services required by DHS HMO Members.
14. DHS' affiliated physicians have developed protocols and practice procedures applicable to fellow physician participants in the DHS provider network (the "DHS PROTOCOLS"). Physician agrees to follow the DHS Protocols when treating DHS HMO Members. If Physician should ever deem any aspect of the DHS Protocols to be medically inappropriate or otherwise inappropriate for utilization by Physician, Physician may notify DHS in writing, with sufficient specificity to enable DHS to respond to Physician's concerns.
15. Physician will own and operate all aspects of his or her medical practice and will remain responsible for all operations of the medical practice, including all patient treatment decisions and employee, office, lease and financial affairs. DHS is not engaged in the practice of medicine and will not interfere in any patient treatment decisions.

16. DHS may use Physician's name, specialty, telephone number(s), and business location(s) in marketing, descriptive, and other information relating to the DHS HMO Plans, and will include Physician as a member of the DHS provider network during this Agreement. Physician may nonetheless be precluded from participating in a DHS HMO Product by one of the DHS HMO Plans. In such an event, DHS will notify Physician, in writing, within 30 days of learning of such an action, and will assist Physician, if requested, in seeking to overturn such an action.
17. DHS will finalize, in cooperation with primary care physician representatives from Doctors Health Montgomery, LLC, the commercial and Medicare primary care base capitation rates using their good faith best efforts to reflect the prevailing market rate for Montgomery County ("PRIMARY CARE BASE CAPITATION RATES"). Attached as SCHEDULE A are the proposed DHS Primary Care Base Capitation Rates that DHS believes reflect prevailing market rates for Montgomery County. DHS will provide to Physician the finalized Primary Care Base Capitation Rates agreed upon with Doctors Health Montgomery, LLC, and Physician will have 3 business days to reject such Primary Care Base Capitation Rates and terminate this Agreement. Otherwise, DHS will pay to Physician, and Physician agrees to accept from DHS as compensation for all covered services provided by Physician to DHS HMO Members the finalized Primary Care Base Capitation Rates.
18. The Primary Care Base Capitation Rate may be adjusted for age and sex of the DHS HMO Members. The Medicare Primary Care Base Capitation Rate will be INCREASED by an amount up to ten percent (10%), based upon the number of enrolled Medicare DHS HMO Members in Physician's panel, according to a formula established by DHS in cooperation with primary care physician representatives from Doctors Health Montgomery.
19. All Payments of the Primary Care Base Capitation Rate will be made by DHS directly to Physician, by the fifth business day of the month for the prior month's enrollment. The percentage bonus for capitated panel size will be calculated at the beginning of each quarter.
20. In order to provide economic incentives for Physicians to provide the best possible health care to DHS HMO Members while fostering efficiencies in utilization and quality assurance, DHS' affiliated physicians have established, and Physician will participate in, a bonus pool. The amount of bonus awards are determined according to DHS' primary care bonus system, rewarding high clinical quality, appropriate utilization, patient satisfaction and retention and the extent of cooperation with other participating physicians and DHS. Based upon this system, Physician may receive up to 25% OF THE SURPLUS generated in Physician's panel of DHS HMO Members after managed care expenses (up to a maximum of 25% of all Primary Care Base Capitation payments received by Physician that year or the limits permitted by applicable health care regulations). Physician will never be responsible for managed care losses. These are the sole responsibility of DHS. Awards for calendar year 1996 will be paid by DHS in April of 1997. Awards for calendar year 1997 will be made in April of 1998.
21. Physician understands that DHS will be paid by the DHS HMO Plans for all services provided by Physician to DHS HMO Members. Except for copayments and coinsurance, Physician will not seek to collect or accept any reimbursement from DHS HMO Members or the DHS HMO Plans for any covered services provided to DHS HMO Members.
22. Physician will maintain, at his or her expense, general and professional liability insurance coverage of not less than $1,000,000 per claim and $3,000,000 per year. Physician will provide DHS with copies of the policies or other evidence of compliance with the insurance requirements. Physician will notify DHS when any patient of Physician files a claim or any notice of intent to commence legal action alleging professional negligence against Physician or of the settlement of any such claim by Physician or if a judgment is rendered against Physician in any such legal action. Physician will promptly notify DHS in writing of any changes in or cancellations of any policy of insurance maintained by Physician. If such policy is written on a claims made basis and such coverage is discontinued, Physician will purchase an "Extension of Coverage Endorsement" within ten (10) days of written notice of discontinuance and shall provide DHS with a copy of this endorsement.
23. This Agreement will expire on DECEMBER 31, 1997 (the "TERM"), unless extended by mutual agreement or earlier terminated pursuant to the terms hereof.
24. This Agreement may be terminated by Physician upon 90 days prior written notice to DHS if DHS fails to perform its obligations to Physician or to pay any amounts required to be paid by DHS to Physician.
25. DHS may terminate this Agreement by notice in writing to Physician for good cause, or if Physician materially breaches this Agreement and such breach continues for a period of thirty (30) days after written notice is given to Physician by DHS specifying the nature of the breach. Good cause means:
     (bullet) Physician's membership in any professional organization is terminated for cause related to professional conduct, or Physician resigns from any professional organizations under the threat of disciplinary action for professional conduct.
     (bullet) Physician is indicted upon a charge of committing a felony or any misdemeanor involving moral turpitude.
     (bullet) Physician fails to comply with rules, regulations and policies imposed with regard to the Medicare programs or to preserve his or her eligibility to participate in the Medicare programs.
     (bullet) Physician fails to comply with any material DHS Protocols. (bullet) Physician takes any action which puts a DHS HMO Members' health at risk.
     (bullet) Physician loses his/her license or certificate to practice medicine.

26. To the extent required to enable DHS to comply with Section 952 of the Medicare and Medicaid Amendments of 1980, or regulations promulgated pursuant thereto, Physician shall until the expiration of four (4) years after the furnishing of services under this Agreement, make available, upon written request, to the Secretary of Health and Human Services or the Comptroller General of the United States, or to any of their duly authorized representatives, this Agreement and such of Physician's books, documents and records as are necessary to certify the nature and extent of costs under this Agreement.


                                        DOCTORS HEALTH SYSTEM, INC.


                                        By:______________________________(SEAL)
                                           Chairman


PRINTED NAME                            PHYSICIAN


________________________                _________________________________(SEAL)
Please Attach Business Card                                       , M.D.